Contacts:
                                                                 Manny Hernandez
                                                CFO, VP Finance & Administration
                                                                  (408) 943-2754

FOR IMMEDIATE RELEASE

                                                              Joseph L. McCarthy
                                                     VP Corporate Communications
                                                                  (408) 943-2902

                   CYPRESS REPORTS FIRST QUARTER 2004 RESULTS

SAN JOSE, California ... April 15, 2004 - Cypress Semiconductor Corporation (NYSE: CY) today announced that revenue for the 2004 first quarter was $254.4 million, up 8% from prior-quarter revenue of $236.0 million, and up 41% from the year-ago first-quarter revenue of $181.0 million. Pro forma net income for the 2004 first quarter was $31.4 million, resulting in diluted earnings per share of $0.19, compared with prior-quarter diluted earnings per share of $0.16 and a year-ago first quarter loss per share of $0.10.

Including amortization of intangibles and other acquisition-related, restructuring and special charges and credits, Cypress posted GAAP net income of $26.5 million for the 2004 first quarter, resulting in diluted earnings per share of $0.16, compared with prior-quarter diluted earnings per share of $0.15 and a year-ago first quarter loss per share of $0.27.

Gross margin for the 2004 first quarter increased to 52%, aided by continued improvement in ASP pricing trends but tempered slightly by product mix. Cypress ended the quarter with total cash (including cash and cash equivalents, investments and restricted cash) of $436.9 million, up $57.0 million over the prior quarter.

Cypress President and CEO T.J. Rodgers said, "This quarter marked our fifth sequential improvement in revenue and pro forma profitability since the semiconductor market hit bottom in 2002. We performed well, beating our mid-quarter upwardly revised estimate of $250 million in revenue. Demand currently outstrips supply in two of our four divisions, and we are ramping the fab to better meet the needs of our customers."

Rodgers continued, "The book-to-bill ratio in the quarter was 1.12, with all segments posting a book to bill of greater than unity. We shipped an all-time record 178 million units in the first quarter. All of our major markets are growing, and we are also gaining market share in several key product areas: for example, we moved into the No. 1 position this quarter in Network Search Engines, the chips used to forward packets in switches and routers. As a result, we are continuing to grow faster than the semiconductor industry as a whole."

                                 MARKET SEGMENTS

             WIDE AREA NETWORKS AND STORAGE AREA NETWORKS (WAN/SAN)

Revenue from the WAN/SAN segment, which accounted for 33% of first-quarter revenue, increased 3% from the prior quarter, in line with our expectations. The gross margin for the segment was 55%. Cypress continued to see broad market improvement and market share gains in Network Search Engines (NSEs) and synchronous SRAMs. We expect revenue to flatten based on current customer forecasts. Segment highlights include:

            . Cypress announced the availability of development tools for its Sahasra(TM) 50000 NSE, simplifying the design process and speeding time to market. Sahasra is an algorithmic search engine solution for packet processing in networking applications with the highest density--72 megabits (Mbits)--of any NSE available.

            . Cypress also announced a reference design kit for its Ayama(TM) 10000 NSE, a ternary content addressable memory (TCAM) solution, optimized for multiprotocol packet classification and forwarding in Internet routers, switches and other network-infrastructure applications. Ayama is the industry's highest-performance search engine, delivering 266 million searches per second. Cypress is the only company to offer both TCAM and algorithmic search solutions.

            . Cypress sampled a family of second-generation Quad Data Rate(TM) and Double Data Rate SRAMs for data-intensive applications such as switches, routers, servers, storage appliances, wireless basestations and test equipment. The new devices, 72-Mbit QDR(TM)-II and DDR-II memories, feature clock speeds of 200 MHz and deliver up to 50% more system-level bandwidth (28.8 gigabits per second) than competitive products.

            WIRELESS TERMINALS AND WIRELESS INFRASTRUCTURE (WIT/WIN)

Revenue from the WIT/WIN segment, which accounted for 31% of first-quarter revenue, increased 14% from the prior quarter, compared with our more moderate expectations. The gross margin for the segment was 43%. The segment benefited from the strong adoption by cell phone customers of our new one-transistor (1T) pseudo-SRAM (PSRAM) product. We expect a modest improvement in WIT/WIN revenue in the second quarter. Segment highlights include:

            . Cypress ramped production of 8-Mbit and 16-Mbit versions of its 1T PSRAM product family. Both new chips target the mobile handset market. PSRAMs offer higher density than conventional SRAMs at a lower cost.

            . CellularRAM(TM), a high-performance, low-power memory solution for 2.5G and 3G cellular handsets, was named "Best Wireless Technology" of 2004 by Wireless Systems Design, a leading electronics publication. Members of the CellularRAM codevelopment team--which consists of Cypress, Infineon Technologies and Micron Technology--have launched 16-Mbit, 32-Mbit and 64-Mbit versions of the CellularRAM product.

                            COMPUTATION AND CONSUMER

Revenue from the computation and consumer segment, which accounted for 32% of first-quarter revenue, increased 8% from the prior quarter compared with our expectation that revenues would be flat. The gross margin for the segment was 53%. This business experienced faster-than-expected growth in USB 2.0 and better-than-seasonal performance with flat PC clock sales. We expect continued growth in second-quarter revenue, resulting from the continued adoption of USB
2.0. Segment highlights include:

            . Cypress announced the availability of WirelessUSB LR(TM), a low-cost 2.4-GHz radio system-on-a-chip solution delivering wireless connectivity at a distance of 50 meters or more for commercial and industrial applications. WirelessUSB LR extends the value of Cypress's successful short-range WirelessUSB product family into long-range commercial and industrial multipoint-to-point applications, including building and home automation, industrial control, utility metering, transportation, paging systems and presentation equipment. Priced below $3.00 in volume, WirelessUSB LR provides an alternative to complex and costly wireless networking solutions such as Zigbee(TM)and Bluetooth(R).

            . Cypress developed a software protocol and radio architecture combination for WirelessUSB(TM) that is highly resistant to interference from other wireless technologies, such as WiFi(TM). During testing, Cypress's bidirectional Direct Sequence Spread Spectrum (DSSS) technology displayed "best in class" interference immunity, enhancing the experience of end users. The adoption of this technology will significantly reduce support costs and product returns for manufacturers of wireless keyboards, mice and game controllers.

            . Cypress shipped its TetraHub(TM) USB hub controller chips into a four-port hub designed by Belkin Corporation. The TetraHub controller uses "transaction translator" circuitry in each port, providing each connected full-speed USB peripheral with 12 Mbps of bandwidth. Competing multiport hubs force connected peripherals such as digital cameras and multimedia devices to share a single 12-Mbps data channel, bottlenecking data and limiting performance.

            . Cypress released a Windows CE(R) driver for its EZ-Host(TM) and EZ-OTG(TM) embedded USB host controller solutions. The driver supports Windows CE.NET v4.2 and Windows Mobile 2003 operating systems and works with the existing USB software provided in Windows CE to instantly enable communication with a wide variety of existing USB peripherals.

            . Cypress developed two clocks targeting Intel(R) chipsets. The CY28416 device is the first 48-pin timing solution to support Intel's Grantsdale chipset and Pentium(R) 4 clocking requirements. The CY28430 clock supports Intel's Alviso mobile chipset and Dothan CPU clocking requirements and sets a new standard of integration for mobile clocking solutions. Both products generate clocks for PCI Express(TM), legacy PCI(TM) and USB devices.

            . Cypress sampled one of the industry's fastest phase-locked loop clock drivers for registered dual inline memory modules (DIMMs). Operating at frequencies up to 230 MHz, the new device exceeds the Joint Electron Device Engineering Council (JEDEC) specification for the DDR400 standard.

                              CYPRESS SUBSIDIARIES

Revenue from Cypress subsidiaries, which accounted for 4% of first-quarter revenue, increased 5% from the prior quarter, in line with our expectations. The gross margin for the segment was 72%. Cypress anticipates continued improvements in the revenue performance of its subsidiaries as new products reach the marketplace. Segment highlights include:

            . SunPower Corporation was honored when the president of the Philippines, Gloria Macapagal-Arroyo, cut the ribbon on its new high-volume manufacturing plant near Manila. SunPower Philippines Manufacturing Limited (SPML) is the first semiconductor fab in the Philippines and the first large-scale solar cell facility in Southeast Asia. SPML is expected to initially turn out 25 megawatts per year of high-efficiency silicon solar cells to meet the increasing worldwide demand for clean, reliable solar electric power systems.

            . A leading electronics web site selected SunPower's A-300 silicon solar cell as its "Product of the Year" in the "Green Technology" category. Web portal analogZONE praised the A-300 for its unique rear-contact design that maximizes working cell area, hides unsightly wires and simplifies automated production. The National Renewable Energy Laboratory (NREL) recently measured an A-300 solar cell at an industry-best 21.5% efficiency. Competing production cells typically are in the 12%-15% range.

            . Cypress MicroSystems' Programmable System-on-Chip(TM) (PSoC(TM)) mixed-signal array was named one of the "Hot 100 Products" of 2003 by EDN, a bimonthly electronics design magazine. The PSoC CY8C27xxx family--the focus of the EDN award--improves the analog performance of earlier PSoC devices with instrumentation-quality analog that includes rail-to-rail inputs, improved programmable gain, lower noise, input leakage and voltage offset, and peripheral blocks for as many as four 14-bit analog-to-digital converters.

            . Cypress MicroSystems announced production quantities of two new PSoC versions. Targeting cost-sensitive applications--and selling for less than $1.00--the CY8C24xxx and CY8C22xxx device families support motor- and motion-control applications in consumer, industrial, office automation, telecom and automotive systems. Like the CY8C27xxx PSoC family, the new families are highly integrated, reducing component count and system cost.

                               OTHER DEVELOPMENTS

            . Cypress and Silecs Inc. agreed to collaborate on the development and testing of Silecs' non-porous, low-k dielectric materials in a number of devices manufactured by Cypress. The new materials are expected to improve performance, reduce power consumption, cut manufacturing costs and improve overall device yield.

            . Cypress received its 1,000th patent for a small, flexible, cost-effective repeater targeting local area networks (LANs).

                                   CONCLUSION

Rodgers concluded, "We have enjoyed five quarters of growth since the bottom of the recession. We will grow again next quarter. This quarter we opened a big new solar cell facility, celebrated our 1000th issued patent, ascended to the No. 1 position in the strategic Network Search Engine business, shipped a record 178 million units and re-entered the billion-dollar revenue ranks--despite the fact that the datacom market is just starting to recover. 2004 is going to be a good year."

                                  ABOUT CYPRESS

Cypress Semiconductor Corporation (NYSE: CY) is Connecting from Last Mile to First Mile(TM) with high-performance solutions for personal, network access, enterprise, metro switch and core communications-system applications. Cypress Connects(TM) using wireless, wireline, digital and optical transmission standards, including USB, Fibre Channel, SONET/SDH, Gigabit Ethernet and DWDM. Leveraging its process and system-level expertise, Cypress makes industry-leading physical layer devices, framers and network search engines, along with a broad portfolio of high-bandwidth memories, timing technology solutions and reconfigurable mixed-signal arrays. More information about Cypress is accessible online at www.cypress.com.

"Safe Harbor" Statement under the private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts and that refer to Cypress's plans and expectations for the second quarter of 2004 and the future are forward-looking statements about the prospects for Cypress as well as the semiconductor industry more generally, which are based on our current expectations and could be affected by uncertainties and risk factors, including but not limited to those described in our filings with the Securities and Exchange Commission. Our actual results may differ materially. We use words such as "anticipates," "believes," "expects," "future," "look forward," "planning," "intends" and similar expressions to identify forward-looking statements that include statements related to: prices, growth, supply, shipments, a continued recovery, profit and revenue.

Cypress and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation.

Ayama, Sahasra, MicroPower, WirelessUSB, WirelessUSB LR, EZ-Host, EZ-OTG, TetraHub, Connecting from Last Mile to First Mile and Cypress Connects are trademarks of Cypress Semiconductor Corporation.

PCI Express and PCI are trademarks of PCI-SIG.

ZigBee is a trademark of the ZigBee Alliance.

CellularRAM is a trademark of Micron Technology, Inc., inside the U.S. and a trademark of Infineon Technologies outside the U.S.

Quad Data Rate(TM) SRAMs, QDR(TM) SRAMs and QDR-II SRAMs comprise a new family of products developed by Cypress, IDT, NEC and Samsung.

Windows and Windows CE are registered trademarks of Microsoft Corporation. Windows Mobile is a trademark of Microsoft Corporation.

Programmable System-on-Chip and PSoC are trademarks of Cypress MicroSystems,
Inc.

Satmetrix Systems is a trademark of Satmetrix Systems, Inc.

Micron is a registered trademark of Micron Technology, Inc.

Pentium is a registered trademark of Intel Corporation.

Cisco is a registered trademark of Cisco Systems, Inc.

Bluetooth is a registered trademark of the Bluetooth Special Interest Group.

All other trademarks or registered trademarks are the property of their respective owners.

                        CYPRESS SEMICONDUCTOR CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (In thousands, except per share data)

                                   (Unaudited)

                                                             Mar 28,         Dec 28,
                                                              2004            2003
                                                         --------------   -------------
                                        ASSETS

  Cash, cash equivalents, and investments *              $      436,886   $     379,868
  Accounts receivable, net                                      142,961         113,568
  Inventories                                                    67,720          72,085
  Property and equipment, net                                   431,122         442,887
  Goodwill and other intangible assets                          371,747         375,483
  Other assets                                                  162,555         183,606
                                                         --------------   -------------

    Total assets                                         $    1,612,991   $   1,567,497
                                                         ==============   =============

                         LIABILITIES AND STOCKHOLDERS' EQUITY

  Accounts payable and accrued liabilities               $      165,283   $     155,693
  Deferred income                                                19,641          20,104
  Convertible subordinated notes                                668,652         668,652
  Income tax liabilities                                         99,469         103,930
  Other liabilities                                              39,022          49,930
                                                         --------------   -------------

    Total liabilities                                           992,067         998,309

Stockholders' equity **                                         620,924         569,188
                                                         --------------   -------------

    Total liabilities and stockholders' equity           $    1,612,991   $   1,567,497
                                                         ==============   =============

* Cash, cash equivalents, and investments includes restricted amounts totaling $63.0 million and $62.8 million as of March 28, 2004 and December 28, 2003, respectively.
** Common stock, $.01 par value, 650,000 and 650,000 shares authorized; 123,042 and 120,483 outstanding as of March 28, 2004 and December 28, 2003, respectively.

                                    ##MORE##

                        CYPRESS SEMICONDUCTOR CORPORATION
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                       THREE MONTHS ENDED
                                                                           (Unaudited)
                                                          --------------------------------------------
                                                             Mar 28          Mar 30          Dec 28
                                                              2004            2003            2003
                                                          ------------    ------------    ------------
Revenues                                                  $    254,393    $    180,967    $    236,031

Costs of revenues                                              123,360         102,168         115,090
                                                          ------------    ------------    ------------

Gross margin                                                   131,033          78,799         120,941

Operating expenses:
  Research and development                                      60,391          58,449          58,795
  Selling, general and administrative                           36,448          30,898          34,135
                                                          ------------    ------------    ------------

   Total operating costs                                        96,839          89,347          92,930
                                                          ------------    ------------    ------------

Operating income (loss)                                         34,194         (10,548)         28,011

Net interest income (expense) and other                         (1,170)         (1,842)           (585)
                                                          ------------    ------------    ------------

Income (loss) before income tax                                 33,024         (12,390)         27,426

Income tax (provision) benefit                                  (1,651)              -          (2,530)
                                                          ------------    ------------    ------------

Net income (loss)                                         $     31,373    $    (12,390)   $     24,896
                                                          ============    ============    ============

Basic net income (loss) per share                         $       0.26    $      (0.10)   $       0.21
Diluted net income (loss) per share                       $       0.19    $      (0.10)   $       0.16

Shares used in calculation:
  Basic                                                        122,417         125,005         119,940
  Diluted                                                      171,832         125,005         168,988

RECONCILIATION OF OUR GAAP NET INCOME (LOSS) TO OUR PRO FORMA NET INCOME (Loss):

GAAP Net Income (Loss)                                    $     26,480    $    (33,323)   $     23,163
Adjustments:
 Cost of revenues (acquisition related costs)                        -             405             139
 Restructuring costs                                               (81)          3,360          (4,337)
 Amortization of intangibles                                    10,191           9,484           9,441
 Operating expenses (acquisition related costs)                  2,767           6,104           2,130
 Employee loan reserve                                          (7,752)             84               -
 Impairments, asset write-downs and other                         (422)              -          (3,510)
 Tax effects on pro forma adjustments                              190           1,496          (2,130)
                                                          ------------    ------------    ------------
Pro Forma Net Income (Loss)                               $     31,373    $    (12,390)   $     24,896
                                                          ============    ============    ============

     To supplement the consolidated financial results prepared under generally accepted accounting principles ("GAAP"), Cypress uses a non-GAAP conforming, or pro forma , measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Pro forma net income gives an indication of Cypress's baseline performance before gains, losses or other charges that are considered by management to be outside of the company's core operating results. In addition, pro forma net income (loss) is among the primary indicators management uses as a basis for planning and forecasting future periods. Cypress computes pro forma net income (loss) by adjusting GAAP net income (loss) with the impact of acquisition-related charges (intangible asset amortization, deferred stock compensation and charges related to milestone achievements), restructuring charges, and other non-recurring charges and gains. Cypress provides pro forma results as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

                                    ##MORE##

                        CYPRESS SEMICONDUCTOR CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                       THREE MONTHS ENDED
                                                                          (Unaudited)
                                                          --------------------------------------------
                                                             Mar 28          Mar 30          Dec 28
                                                              2004            2003            2003
                                                          ------------    ------------    ------------
Revenues                                                  $    254,393    $    180,967    $    236,031

Costs of revenues                                              123,360         102,573         115,229
 Cost of revenues                                              123,360         102,168         115,090
 Acquistion related costs                                            -             405             139
                                                          ------------    ------------    ------------
Gross margin                                                   131,033          78,394         120,802

Operating expenses:
 Research and development                                       60,391          58,449          58,795
 Selling, general and administrative                            36,448          30,898          34,135
 Restructuring costs                                               (81)          3,360          (4,337)
 Amortization of intangibles                                    10,191           9,484           9,441
 Acquisition related costs                                       2,767           6,104           2,130
 Employee loan reserve                                          (7,752)             84               -
 Non-recurring charges                                               -                          (3,500)
                                                          ------------    ------------    ------------
   Total operating costs                                       101,964         108,379          96,664
                                                          ------------    ------------    ------------

Operating income (loss)                                         29,069         (29,985)         24,138

Net interest income (expense) and other                           (748)         (1,842)           (575)
  Impairments, asset write-downs and other                         422               -              10
  Net interest income (expense) and other                       (1,170)         (1,842)           (585)
                                                          ------------    ------------    ------------
Income (loss) before income tax                                 28,321         (31,827)         23,563

Income tax (provision)                                          (1,841)         (1,496)           (400)
                                                          ------------    ------------    ------------

Net income (loss)                                         $     26,480    $    (33,323)   $     23,163
                                                          ============    ============    ============

Basic net income (loss) per share                         $       0.22    $      (0.27)   $       0.19
Diluted net income (loss) per share                       $       0.16    $      (0.27)   $       0.15

Shares used in calculation:
   Basic                                                       122,417         125,005         119,940
   Diluted                                                     171,832         125,005         168,988

Prepared in accordance with GAAP